                                                               Sub-Item 77Q1(a)

                              AMENDMENT NO. 1 TO
                                    BYLAWS
     OF INVESCO VAN KAMPEN TRUST FOR INVESTMENT GRADE NEW YORK MUNICIPALS

                      Adopted effective December 3, 2012

The Bylaws of Invesco Van Kampen Trust for Investment Grade New York Municipals (the "Trust"), adopted effective May 15, 2012, (the "Bylaws"), are hereby amended as follows:

   1. Invesco Van Kampen Trust for Investment Grade New York Municipals is now named Invesco Trust for Investment Grade New York Municipals.

   2. All references to Invesco Van Kampen Trust for Investment Grade New York Municipals in the Bylaws are hereby deleted and replaced with Invesco Trust for Investment Grade New York Municipals.